Money Market Obligations Trust
                              5800 Corporate Drive
                            Pittsburgh, PA 15237-7000


                                  June 16, 2000


The Trustees of
MONEY MARKET OBLIGATIONS TRUST
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779

Gentlemen:

         Money Market Obligations Trust, a Massachusetts business trust ("Trust"), proposes to issue shares of beneficial interest representing interests in a separate portfolio of securities known as Automated Cash Management Trust ("Shares") in connection with the acquisition of the assets of the IAI Money Market Fund, a portfolio of IAI Investment Funds VI, Inc., pursuant to the Agreement and Plan of Reorganization ("Agreement") filed as an exhibit to the registration statement of the Trust filed on Form N-14 ("N-14 Registration") under the Securities Act of 1933 as amended ("1933 Act").

         As counsel, I have participated in the organization of the Trust, its registration under the Investment Company Act of 1940, as amended ("1940 Act"), the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the Declaration of Trust dated October 3, 1988 ("Declaration of Trust"), the Bylaws of the Trust, the Agreement and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, it is my opinion that:

         1. The Trust is duly organized and validly existing pursuant to the laws of the Commonwealth of Massachusetts and the Declaration of Trust.

         2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of Article V Section 1(q) of the Declaration of Trust and subject to compliance with the 1940 Act, as amended, and applicable state laws regulating the sale of securities. The Shares, when so issued, will be fully paid and non-assessable.

         I consent to your filing this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                                     Very truly yours,

                                     MONEY MARKET OBLIGATIONS TRUST

                                        BY:  /s/ Leslie K. Ross
                                            ------------------
                                             Leslie K. Ross
                                     TITLE:  Assistant Secretary